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-----------------------------                                                                          -----------------------------
|          FORM 4           |                  U.S. SECURITIES AND EXCHANGE COMMISSION                 |        OMB APPROVAL       |
-----------------------------                          Washington, D.C. 20549                          |----------------------------
[_]  Check this box                                                                                    | OMB Number:     3235-0287 |
     if no longer subject            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP OF SECURITIES        | Expires: January 31, 2005 |
     to Section 16. Form 4                                                                             | Estimated average burden  |
     or Form 5 obligations           Filed pursuant to Section 16(a) of the Securities Exchange        | hours per response....0.5 |
     may continue. See                Act of 1934, Section 17(a) of the Public Utility Holding         -----------------------------
     Instruction 1(b).                       Company Act of 1935 or Section 30(h) of the
                                                   Investment Company Act of 1940
(Print or Type Responses)
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| 1. Name and Address of              | 2. Issuer Name and Ticker or Trading Symbol| 6. Relationship of Reporting Person(s)        |
|    Reporting Person*                |                                            |     to Issuer (Check all applicable)          |
|                                     |                                            |                                               |
|                                     | XM SATELLITE RADIO HOLDINGS INC. (XMSR)    |    |_| Director             |X| 10% Owner     |
| AEA XM INVESTORS INC.               ----------------------------------------------    |_| Officer (give title  |_| Other (specify|
--------------------------------------- 3. IRS                  | 4. Statement for |                 below)                 below) |
|   (Last)     (First)    (Middle)    |    Identification       |    Month/Day/Year|                                               |
|                                     |    Number of            |                  |                                               |
|                                     |    Reporting            |       1/28/03    |                                               |
|                                     |    Person, if an        --------------------------------------------------------------------
| 65 East 55th Street                 |    entity               | 5. If Amendment, | 7. Individual or Joint/Group Filing           |
---------------------------------------    (voluntary)          |    Date of Orig- |        (Check Applicable Line)                |
|              (Street)               |                         |    inal (Month/  |                                               |
|                                     |                         |    Day/Year)     |    |_| Form filed by One Reporting Person     |
|                                     |                         |                  |    |X| Form filed by More than One Reporting  |
| New York          NY        10022   |                         |                  |        Person                                 |
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|    (City)      (State)      (Zip)   |      Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned     |
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| 1.                  | 2.      | 2A.     | 3.        | 4.                                  | 5.            | 6.        | 7.       |
| Title of Security   | Trans-  | Deemed  | Trans-    | Securities Acquired (A)             | Amount of     | Owner-    | Nature of|
| (Instr. 3)          | action  | Execu-  | action    | or Disposed of (D)                  | Securities    | ship      | Indirect |
|                     | Date    | tion    | Code      | (Instr. 3, 4 and 5)                 | Beneficially  | Form:     | Bene-    |
|                     |         | Date,   | Instr. 8) |                                     | Owned Follow- | Direct    | ficial   |
|                     | (Month/ | if any  --------------------------------------------------- ing Reported  | (D) or    | Owner-   |
|                     | Day/    | (Month/ |       |   |                |(A)|                | Transaction(s)| Indirect  | ship     |
|                     | Year)   | Day/    |       |   |                |or |                | (Instr. 3     | (I)       | (Instr.  |
|                     |         | Year)   | Code  | V |     Amount     |(D)|     Price      |  and 4)       | (Instr.4) |  4)      |
------------------------------------------------------------------------------------------------------------------------------------
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
------------------------------------------------------------------------------------------------------------------------------------
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
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|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
------------------------------------------------------------------------------------------------------------------------------------
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
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|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
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|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
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|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
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|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                                                                                                         Page 1 of 3
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| FORM 4                           |         Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned        |
| (continued)                      |                 (e.g., puts, calls, warrants, options, convertible securities)                |
------------------------------------------------------------------------------------------------------------------------------------
|1.                                |2.         |3.      |3A.     |4.     |5.                                     |6.               |
|Title of Derivative Security      |Conversion |Trans-  |Deemed  |Trans- |Number of Derivative Securities        |Date Exer-       |
|(Instr. 3)                        |or Exercise|action  |Execu-  |action |Acquired (A) or Disposed of (D)        |cisable and      |
|                                  |Price of   |Date    |tion    |Code   |(Instr. 3, 4 and 5)                    |Expiration       |
|                                  |Derivative |(Month/ |Date,   |(Instr.|                                       |Date             |
|                                  |Security   |Day/    |if any  | 8)    |                                       |(Month/Day/      |
|                                  |           |Year)   |(Month/ |       |                                       |Year)            |
|                                  |           |        |Day/    |       |                                       |------------------
|                                  |           |        |Year)   |       |                                       |Date    |Expi-   |
|                                  |           |        |        |-----------------------------------------------|Exer-   |ra-     |
|                                  |           |        |        |     | |                   |                   |cis-    |tion    |
|                                  |           |        |        | Code|V|        (A)        |        (D)        |able    |Date    |
------------------------------------------------------------------------------------------------------------------------------------
|                                  |           |        |        |     | |                   |                   |        |        |
| 10% Senior Secured Discount      |           |        |        |     | |                   |                   |        |        |
| Convertible Notes due 2009       |   $3.18   | 1/28/03|        |  P  | |   $7,700,000.00   |                   | 1/28/03|12/31/09|
------------------------------------------------------------------------------------------------------------------------------------
|                                  |           |        |        |     | |                   |                   |        |        |
| 10% Senior Secured Discount      |           |        |        |     | |                   |                   |        |        |
| Convertible Notes due 2009       |   $3.18   | 1/28/03|        |  P  | |     $838,645.50   |                   | 1/28/03|12/31/09|
------------------------------------------------------------------------------------------------------------------------------------
|                                  |           |        |        |     | |                   |                   |        |        |
| 10% Senior Secured Discount      |           |        |        |     | |                   |                   |        |        |
| Convertible Notes due 2009       |   $3.18   | 1/28/03|        |  P  | |   $6,861,354.50   |                   | 1/28/03|12/31/09|
------------------------------------------------------------------------------------------------------------------------------------
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
------------------------------------------------------------------------------------------------------------------------------------
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
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|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
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|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
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|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
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|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
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|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
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
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|1.                              |7.                                      |8.           |9.                  |10.      |11.        |
|Title of Derivative Security    |Title and Amount of Underlying          |Price of     |Number of Derivative|Ownership|Nature of  |
|(Instr. 3)                      |Securities (Instr. 3 and 4)             |Derivative   |Securities Bene-    |Form of  |Indirect   |
|                                |                                        |Security     |ficially Owned      |Deriv-   |Beneficial |
|                                |                                        |(Instr. 5)   |Following Reported  |ative    |Ownership  |
|                                |                                        |             |Transaction(s)      |Securi-  |(Instr. 4) |
|                                |                                        |             |(Instr. 4)          |ties     |           |
|                                |                                        |             |                    |Direct   |           |
|                                |----------------------------------------|             |                    |(D) or   |           |
|                                |                    |                   |             |                    |Indirect |           |
|                                |                    |     Amount or     |             |                    |(I)      |           |
|                                |        Title       |     Number of     |             |                    |(Instr.  |           |
|                                |                    |     Shares        |             |                    |4)       |           |
------------------------------------------------------------------------------------------------------------------------------------
|                                | Class A common     |                   |             |                    |         |           |
| 10% Senior Secured Discount    | stock, par value   |                   |             |                    |         |           |
| Convertible Notes due 2009     | $0.01 per share    |    2,421,384      |$7,700,000.00|   $7,700,000.00    |    I    |    (1)    |
------------------------------------------------------------------------------------------------------------------------------------
|                                | Class A common     |                   |             |                    |         |           |
| 10% Senior Secured Discount    | stock, par value   |                   |             |                    |         |           |
| Convertible Notes due 2009     | $0.01 per share    |      263,725      |  $838,645.50|     $838,645.50    |  D(2)   |           |
------------------------------------------------------------------------------------------------------------------------------------
|                                | Class A common     |                   |             |                    |         |           |
| 10% Senior Secured Discount    | stock, par value   |                   |             |                    |         |           |
| Convertible Notes due 2009     | $0.01 per share    |    2,157,659      |$6,861,354.50|   $6,861,354.50    |  D(3)   |           |
------------------------------------------------------------------------------------------------------------------------------------
|                                |                    |                   |             |                    |         |           |
|                                |                    |                   |             |                    |         |           |
|                                |                    |                   |             |                    |         |           |
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|                                |                    |                   |             |                    |         |           |
|                                |                    |                   |             |                    |         |           |
|                                |                    |                   |             |                    |         |           |
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|                                |                    |                   |             |                    |         |           |
|                                |                    |                   |             |                    |         |           |
|                                |                    |                   |             |                    |         |           |
------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

(1) These securities are indirectly owned by AEA XM Investors Inc., a Delaware corporation, who is a member of a "group" with AEA XM
Investors IA LLC, a Delaware limited liability company ("AEA XM IA"), and AEA XM Investors IIA LLC, a Delaware limited liability company ("AEA XM IIA"), for purposes of Section 13(d) of the Exchange Act, all of which may be deemed to be members of a larger
"group" for purposes of Section 13(d) of the Exchange Act.

(2) These securities are directly owned by AEA XM IA.

(3) These securities are directly owned by AEA XM IIA.

**   Intentional misstatements or omissions of facts                  AEA XM INVESTORS INC.
     constitute Federal Criminal Violations. See 18 U.S.C.
     1001 and 15 U.S.C. 78ff(a).                                       /s/ Christine J. Smith                  February 6, 2003
Note:  File three copies of this Form, one of which must be            -----------------------------------    ----------------------
manually signed.  If space is insufficient, see Instruction             Name:  Christine J. Smith, Esq.       Date
6 for procedure.                                                        Title: Vice President
                                                                       **Signature of Reporting Person


                                                                                                                         Page 2 of 2
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JOINT FILER INFORMATION

Name:   AEA XM Investors IA LLC

Address: 65 East 55th Street
         New York, New York 10022

Designated Filer:  AEA XM Investors Inc.

Issuer & Ticker Symbol:  XM Satellite Radio Holdings Inc. (XMSR)

Date of Event Requiring Statement:  January 28, 2003

Signature:     AEA XM Investors IA LLC
                  By:  XM Investors IA LP, its Sole Member
                  By:  AEA XM Investors Inc., its General Partner

                  By:  /s/ Christine J. Smith
                     -------------------------------------------
                  Name:  Christine J. Smith, Esq.
                  Title:  Vice President

Name:   AEA XM Investors IIA LLC

Address: 65 East 55th Street
         New York, New York 10022

Designated Filer:  AEA XM Investors Inc.

Issuer & Ticker Symbol:  XM Satellite Radio Holdings Inc. (XMSR)

Date of Event Requiring Statement:  January 28, 2003

Signature:     AEA XM Investors IIA LLC
                  By:  XM Investors IIA LP, its Sole Member
                  By:  AEA XM Investors Inc., its General Partner

                  By:  /s/ Christine J. Smith
                     -------------------------------------------
                  Name:  Christine J. Smith, Esq.
                  Title:  Vice President



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